Exhibit 6.1

FIRST AMENDED AND RESTATED SENIOR CREDIT AGREEMENT

This First Amended and Restated Senior Credit Agreement (the “Agreement”), dated as of July 28, 2017, is by and among Hylete, Inc., a California corporation (“Borrower”), the stockholders of Borrower signatories below (the “Stockholders”), Black Oak-Hylete-Senior Debt, LLC, a Utah limited liability company (“First Senior Lender”) and bocm3-Hylete-Senior Debt, LLC, a Utah limited liability company (“Second Senior Lender”, and together with First Senior Lender, the “Lenders”).

WHEREAS the Borrower and First Senior Lender entered into a Senior Credit Agreement, dated as of June 29, 2016 (the “Original Agreement”), as amended by that certain First Amendment to Senior Credit Agreement, dated as of August 16, 2016, pursuant to which Borrower borrowed $3,150,000.00 from First Senior Lender beginning on June 29, 2016 (the “Initial Closing Date”); and

WHEREAS Borrower has requested that Second Senior Lender lend to Borrower up to an additional $1,000,000.00 to refinance existing debt and to provide working capital to maintain and expand the operations of Borrower and to pay fees and expenses, and Second Senior Lender is willing to agree to lend such amount on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lenders agree as follows:

ARTICLE 1. definitions

SECTION 1.1            Certain Defined Terms.

The following terms used in this Agreement shall have the meanings set forth in the introductory paragraphs of this Agreement and the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 15% or more of the voting securities (or the equivalents) of a Person shall be deemed to be control.

“Bankruptcy Code” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Salt Lake City, Utah are authorized by law, regulation or executive order to remain closed.

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means common stock, preferred stock and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means any event, transaction or occurrence as a result of which (a) the equity owners of Borrower on the date hereof shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with ownership of an amount greater than fifty percent (50%) of the outstanding Capital Stock of Borrower on a fully-diluted basis, (b) any initial public offering in which the aggregate net proceeds received by Borrower is at least $10,000,000; or (c) Borrower shall have sold, issued, conveyed, transferred, leased, assigned or otherwise disposed to any Person (including by means of a sale and leaseback transaction or a merger or consolidation), in one transaction or a series of related transactions, all or substantially all of the assets of Borrower, other than in the ordinary course of business.

“Closing Date” means each of the Initial Closing Date, Second Closing Date, Third Closing Date and the date or dates Lender makes any Remaining Loans, if any.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

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“EBITDA” shall for any applicable period mean for Borrower the net income or loss for such period (excluding extraordinary gains and losses) as prepared in accordance with GAAP plus (a) all interest expense for such period plus (b) all charges against income for such period with respect to federal, state and/or local income taxes, plus (c) depreciation expense for such period plus (d) amortization expense deductions for such period.

“Employee Plan” shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of any Borrower and covered by Title IV of ERISA, including, without limitation, any “multiemployer plan” as defined in ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

“Event of Default” means each of the events set forth in Article 7 hereof.

“GAAP” means U.S. generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Holder” means any holder of the Note.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication), any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee of any Indebtedness of such Person or any other Person. The amount of any indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any indebtedness issued with original issue discount, and (b) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other indebtedness.

“Initial Closing Date” means July 29, 2016.

“Interest Payment Date” means the thirtieth day following the Initial Closing Date, and the last day of each calendar month thereafter beginning on September 30, 2016.

“Law” shall mean as to any matter or Person, the organizational or governing documents of such Person, and any law (including, without limitation, any environmental law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any government authority.

“Lender” has the meaning assigned to that term in the introduction to this Agreement and shall include any assignees of a Loan or a Note pursuant to the terms and conditions of Section 8.1 hereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Loan Collateral” means, collectively, the Collateral (as defined in the Security Agreement) and any other security or collateral provided from time to time by, or on behalf of, the Borrower or any other Person for the Obligations.

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“Loan Documents” shall mean this Agreement, the Notes, the Security Documents and all other documents, instruments and agreements executed and/or delivered in connection therewith, each as amended, supplemented or modified from time to time.

“Material Adverse Effect” means (a) any material adverse effect upon, the operations, business, properties, prospects or condition (financial or otherwise) of Borrower taken as a whole, (b) a material impairment of the ability of Borrower to perform under any Loan Document, or (c) a material impairment of the right of Lender to enforce any Loan Document.

“Note” means each Note issued pursuant to the terms and conditions of Section 2.1 hereof, substantially in the form of Exhibit A hereto.

“Note Maturity Date” means the third anniversary of the Initial Closing Date.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the Loan Documents.

“Officer” means, with respect to any Person, a manager, the Chief Executive Officer, the President, the Chief Operating Officer, or the Chief Financial Officer of such Person.

“Officers’ Certificate” means a certificate signed on behalf of Borrower by two Officers of Borrower, one of whom must be the principal executive officer or the principal financial officer of Borrower.

“Person” means any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Second Closing Date” means the date on which Lender provides the proceeds of the Second Loan.

“Security Documents” means, collectively, the Security Agreement, between Lender and Borrower, dated of even date herewith, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust and other documents executed in connection with this Agreement and granting to Lender or Lender’s Affiliates Liens on the Loan Collateral to secure the Obligations, together with all financing statements and other documents necessary to record or perfect the Liens granted by any of the foregoing, and “Security Document” means any one of the Security Documents, in each case as supplemented, restated, or otherwise changed or modified and any substitute or replacement agreements, instruments, or documents accepted by Lender or, as applicable, such Affiliate of Lender.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or managers thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Third Closing Date” means the date on which Lender provides the proceeds of the Third Loan.

SECTION 1.2            Accounting Terms. For purposes of this Agreement, unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP.

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ARTICLE 2. amount and terms of noteS and loanS; WARRANTS

SECTION 2.1            Loans and Notes.

(a)             First Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, First Senior Lender lent to Borrower $2,150,000.00 (the “First Loan”) on the Initial Closing Date. Concurrent with the delivery by Lender of the First Loan proceeds to Borrower, Borrower executed and delivered to Lender a Note dated as of the date of such funding in the principal amount of the First Loan.

(b)             Second Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, First Senior Lender lent Borrower an additional $275,000.00 (the “Second Loan”), on August 3, 2016. Concurrent with the delivery by First Senior Lender of the Second Loan proceeds to Borrower, Borrower executed and delivered to Lender a Note dated as of the date of such funding in the principal amount of the Second Loan.

(c)             Third Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Lender further lent to Borrower an additional $725,000.00 on August 16, 2016 (the “Third Loan”). Concurrent with the delivery by Lender of the Third Loan proceeds to Borrower, Borrower shall executed and delivered to Lender a Note dated as of the date of such funding in the principal amount of the Third Loan.

(d)             Remaining Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Second Senior Lender may, in Second Senior Lender’s sole discretion, loan Borrower up to an additional $1,000,000.00 (the “Remaining Loans”, if any, and together with the First Loan, the Second Loan and the Third Loan, the “Loans”) on or before July 31, 2017; provided, however, that Second Senior Lender may have an additional sixty (60) days to make Remaining Loans in Second Senior Lender’s sole discretion. Second Senior Lender may make the Remaining Loans in one or more installments in multiples of $50,000.00 at any time or times from the Effective Date until the date specified in this Section 2.1(d). Concurrent with the delivery by the Second Senior Lender of Remaining Loan proceeds to the Borrower, Borrower shall execute and deliver to the Second Senior Lender a Note dated as of the date of such funding in the principal amount of such Remaining Loan.

(e)             Repayment. The unpaid principal amount of the Loans, plus all accrued and unpaid interest with respect thereto, and all other amounts owed hereunder with respect thereto shall be paid in full in cash on the Note Maturity Date.

SECTION 2.2            Interest on the Loans.

(a)             Rate of Interest. Except as provided in Section 2.2(b) below, the Loans shall bear interest on the unpaid principal amount thereof from the applicable Closing Date through maturity (whether by acceleration or otherwise) at a rate equal to 12.50% per annum, compounded monthly.

(b)             Post-Default Interest. Following the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, the Loans shall bear interest at a rate equal to 18.00% per annum, compounded monthly.

(c)             Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year. In computing such interest, the date of the making of the applicable Loan shall be included and the date of payment shall be excluded.

SECTION 2.3            Prepayments and Payments.

(a)             Prepayments.

(i)              Voluntary Prepayments. Borrower may, upon not less than forty-five (45) days prior written notice to Lenders (which notice shall be revocable at Borrower’s option), at any time and from time to time, prepay the Loans in whole or in part, with a minimum prepayment amount of $250,000, and in additional increments of $50,000 thereafter. Voluntary prepayments permitted hereunder shall be credited against the Loans pursuant to the terms and conditions of Section 2.3(a)(iii), and shall be applied to the Loans on a pro rata basis based on the principal balance of each Loan. Amounts of the Loans so prepaid may not be reborrowed. If a voluntary prepayment is made on or before the first anniversary of the Initial Closing Date, such prepayment shall include a prepayment fee equal to all interest that would have been paid on such amount prepaid on the first anniversary of the Initial Closing Date as if such prepayment had not been made. If a voluntary prepayment is made after the first anniversary of the Initial Closing Date but before the second anniversary of the Initial Closing Date, such prepayment shall include a prepayment fee equal to the principal amount being repaid multiplied by 2.00%. If a voluntary prepayment is made after the second anniversary of the Initial Closing Date, there shall be no additional prepayment fee, and no requirement for Borrower to provide advance notice. Amounts of the Loans so prepaid may not be reborrowed.

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(ii)            Mandatory Prepayments. Thirty-three percent (33%) of gross proceeds from the sale of Borrower equity after the date hereof in excess of $2,000,000.00 shall be used to repay the Loans, all on a pro rata basis based on the principal balance of such Loan, with such mandatory prepayment not to exceed the total amount of all Remaining Loans loaned to Borrower pursuant to Section 2.1(d). Following the occurrence of a Change of Control (the date of such occurrence, the “Change of Control Date”), each Lender shall have the right, but not the obligation, to require Borrower to prepay such Lender’s Loans in whole. No fewer than thirty (30) days prior to a Change of Control Date, Borrower shall give a written notice to each Lender stating that a Change of Control has occurred. Each Lender shall, within ten (10) Business Days receipt of such notice, notify Borrower if it will require a prepayment hereunder. Such prepayment shall be due at the Closing of the Change of Control.

(iii)          Application of Prepayments. All prepayments permitted hereunder (whether voluntary or mandatory) shall include payment of accrued interest on the principal amount of the Loans so prepaid and shall be applied to payment of fees and costs, then interest before application to principal. All payments permitted or required under Section 2.3(a) shall include any applicable prepayment fee set forth in Section 2.3(a)(i).

(b)             Interest and Reduction Payments. Interest shall be payable with respect to the Loans, in arrears on and to each Interest Payment Date commencing on the initial Interest Payment Date, and upon any prepayment of the Loans (to the extent of accrued interest on the principal amount of the Loans so prepaid) and at maturity of the Loans.

(c)             Manner and Time of Payment. All payments by Borrower under the Loans of principal, interest, and fees shall be made without defense, set off, or counterclaim, in same day funds and delivered to Lender not later than 2:00 P.M. (Salt Lake City, Utah time) on the date due by wire transfer as instructed by each Lender, or such other place designated in writing by Lender and delivered to Borrower, for the account of such Lender. Funds received by a Lender after such time shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(d)             Payments on Non-Business Days. Whenever any payment to be made hereunder or under the Loans shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Loans.

SECTION 2.4            Fees. Borrower paid to Black Oak Capital Management, LLC a nonrefundable closing fee of $86,000.00 plus all accounting and legal fees arising out of the First Loan and the preparation of this Agreement (the “First Closing Fee”) to offset transaction costs of Black Oak Capital Management, LLC and its Affiliates; provided, however, that Lender’s accounting and legal fees arising out of the First Loan and the preparation of the Original Agreement did not exceed $40,000.00. The First Closing Fee was paid on the Initial Closing Date, and was withheld from the proceeds of the First Loan. The First Closing Fee is nonrefundable under all circumstances. Upon the Second Closing Date Borrower paid to Black Oak Capital Management, LLC a nonrefundable closing fee of $11,000.00 (the “Second Closing Fee”) to offset transaction costs of Black Oak Capital Management, LLC and its Affiliates. The Second Closing Fee was paid on the Second Closing Date, and was withheld from the proceeds of the Second Loan. Upon the Third Closing Date Borrower paid to Black Oak Capital Management, LLC a nonrefundable closing fee of $29,000.00 (the “Third Closing Fee”) to offset transaction costs of Black Oak Capital Management, LLC and its Affiliates. The Third Closing Fee was paid on the Third Closing Date, and was withheld from the proceeds of the Third Loan. Upon the Closing Date for each Remaining Loan, if any, Borrower shall pay to bocm3, LLC a nonrefundable closing fee of 5% of such Remaining Loan and all accounting and legal fees arising out of the preparation of this Agreement (the “Remaining Loan Closing Fee”) to offset transaction costs of bocm3, LLC and its Affiliates. The Remaining Loan Closing Fee shall be payable on the Closing Date of each Remaining Loan, and may be withheld from the proceeds of such Remaining Loan.

SECTION 2.5            Security Interest. Borrower shall maintain Lenders’ security interest in the Loan Collateral in first-priority position until all Loans are satisfied in full.

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SECTION 2.6            Warrants. Borrower has issued to First Senior Lender warrants to purchase Series A-2 Preferred Stock representing 3.41% of the Capital Stock of Borrower on a fully-diluted basis as of the Initial Closing Date (the “First Warrant”). The First Warrant was in the form attached hereto as Exhibit B. Borrower has issued to First Senior Lender warrants to purchase Series A-2 Preferred Stock such that First Senior Lender had warrants to purchase 0.43% of the Capital Stock of Borrower on a fully-diluted basis as of the Second Closing Date (the “Second Warrant”). The Second Warrant was in the form attached hereto as Exhibit B. Borrower has issued to First Senior Lender warrants to purchase Series A-2 Preferred Stock such that First Senior Lender had warrants to purchase 1.16% of the Capital Stock of Borrower on a fully-diluted basis as of the Third Closing Date (the “Third Warrant”). The Third Warrant was in the form attached hereto as Exhibit B. Upon the making of each Remaining Loan, Borrower shall issue to Second Senior Lender warrants to purchase Series A-2 Preferred Stock such that Second Senior Lender shall have warrants to purchase 0.15873% of the Capital Stock of Borrower on a fully-diluted basis for each $100,000.00 of Remaining Loan made on the Closing Date of each Remaining Loan (the “Additional Warrants”). Each Additional Warrant shall be in the form attached hereto as Exhibit B.

ARTICLE 3. conditions to loanS

SECTION 3.1            Conditions to Loans. The obligation of Lenders to make each Loan hereunder is subject to the satisfaction of all of the following conditions as of the applicable Closing Date:

(a)             Organizational Documents. On or before each Closing Date, Lenders shall have received the following items, each of which shall be in form and substance satisfactory to Lender and, unless otherwise noted, dated as of such Closing Date:

(i)              a correct and complete copy of the articles of incorporation of Borrower as of the Closing Date, such copy certified as of the Closing Date by an Officer of Borrower;

(ii)            a copy of the bylaws of Borrower, such copy certified as of the Closing Date by an Officer of Borrower;

(iii)          a copy of the Stockholders’ Agreement of Borrower, if any, such copy certified as of the Closing Date by an Officer of Borrower;

(iv)           a resolution of the board of directors of Borrower, approving and authorizing the execution, delivery and performance of the Loan Documents and any other documents, instruments, and certificates required to be executed by each party thereto in connection therewith, certified as of the Closing Date by an Officer of Borrower as being in full force and effect without modification or amendment; and

(v)             executed copies of the Loan Documents and such other documents and information as such Lender may reasonably request.

(b)             Event of Default. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated hereby which would constitute an Event of Default.

(c)             No Injunction, etc. No order, judgment, or decree of any court, arbitrator or governmental authority shall enjoin or restrain the applicable Lender from making the Loans.

(d)             Fees and Expenses. Each Lender shall have received payment in full for all expenses (including reasonable accountant and attorney’s fees) incurred in connection with the negotiation and execution of this Agreement and the Loan Documents and the First Closing Fee, Second Closing Fee and Remaining Loan Closing Fee, if applicable (which fees and expenses are to be paid out of the proceeds of the applicable Loan).

(e)             Due Diligence. Each Lender shall have completed its due diligence investigation to its satisfaction with respect to Borrower.

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(f)              Material Adverse Change. For the First Loan and Second Loan, no change which could reasonably be expected to have a Material Adverse Effect shall have occurred since June 30, 2016. For the Remaining Loans, no change which could reasonably be expected to have a Material Adverse Effect shall have occurred since December 31, 2016.

ARTICLE 4. representations and warranties

In order to induce Lenders to enter into this Agreement and to make each Loan, Borrower and Stockholders, jointly and severally, represent and warrant to First Senior Lender on the First Closing Date and may be updated by certificate on the Second Closing Date, and to Second Senior Lender on the Closing Date of each Remaining Loan, as updated by certificate:

SECTION 4.1            Organization and Good Standing. Borrower is a corporation duly organized and existing in good standing under the laws of California. Borrower has the necessary power and authority to own its properties and assets and to transact the business in which it is engaged and is duly qualified as a foreign entity and in good standing in all states in which it is required to be so qualified, except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower has no Subsidiaries.

SECTION 4.2            Authorization and Power. Borrower has the power and requisite authority, and has taken or will take all action necessary, to execute, deliver and perform its obligations under the Loan Documents.

SECTION 4.3            No Conflicts or Consents. The execution, delivery, and performance by Borrower of its obligations under the Loan Documents and the consummation of any of the transactions contemplated thereby (collectively, the “Transactions”), and compliance with the terms and provisions hereof or thereof will not contravene or conflict with any provision of Law to which any such Person is subject or any judgment, license, order, or permit, applicable to such Person, or any contractual obligations of such Person, or violate any provision of the charter, bylaw or other organizational document of such Person. No consent, approval, authorization, or order of any governmental authority or other Person is required in connection with the consummation of the Transactions, except for such required consents, approvals, and authorizations which have been obtained by Borrower or permanently waived in writing.

SECTION 4.4            Enforceable Obligations. The Loan Documents have been duly executed and delivered by Borrower and are, or will be, the legal and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency, and similar laws affecting creditors’ rights and the application of general rules at equity.

SECTION 4.5            No Event of Default. No event has occurred and is continuing which constitutes an Event of Default.

SECTION 4.6            Use of Proceeds. The proceeds of the First and Second Loans were used solely (i) to repay indebtedness to Gemcap Lending I, LLC, in an amount not to exceed $850,000, (ii) to fund expenses in connection with this Agreement and (iii) for general working capital purposes. The proceeds of any Remaining Loans will be used solely (i) to fund expenses in connection with this Agreement and (ii) for general working capital purposes, including inventory and payroll. The proceeds of the Remaining Loans will not be used for gyms or any franchising expenses.

SECTION 4.7            Compliance with Law. Borrower is and has been in compliance in all material respects with all Laws, including without limitation environmental and employment Laws. No notice has been served on Borrower claiming any violation of laws, asserting liability or demanding payment or contribution for liability or violation of laws.

SECTION 4.8            Capital Structure. As of the First Closing Date, all outstanding Capital Stock of Borrower is held as set forth on Schedule 4.8. All outstanding Capital Stock was duly authorized and validly issued, and are fully paid and nonassessable. As of the First Closing Date, there are no outstanding securities, options, warrants, rights, or other agreements of any nature that require Borrower to issue any additional Capital Stock, except as set forth on Schedule 4.8. As of the Closing Date of each Remaining Loan, there are no outstanding securities, options, warrants, rights, or other agreements of any nature that require Borrower to issue any additional Capital Stock, except as set forth on Schedule 4.8(a).

SECTION 4.9            Financial Condition. Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of Borrower at fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

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SECTION 4.10         Disclosure. Borrower has provided Lenders with all material information relating to Borrower. None of the representations and warranties made herein contains any untrue statement of a material fact, or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. There is no fact, other than information known to the public generally, known to Borrower after diligent inquiry, that could reasonably be expected to have a Material Adverse Effect that has not expressly been disclosed to Lenders in writing.

SECTION 4.11         Litigation. Except as set forth on Schedule 4.11, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending or, to the knowledge of the undersigned, threatened, against Borrower, or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against Borrower, nor is Borrower in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

SECTION 4.12         Good Title; No Liens. Borrower has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, including, without limitation, all assets listed on the financial statements of Borrower, and Borrower has a valid leasehold or interest as a lessee or a licensee in all of its leased real property. There are no Liens on and no financing statements on file with respect to any of the assets owned by Borrower.

SECTION 4.13         No Defaults. Borrower is not in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound.

SECTION 4.14         Franchises, Patents, Copyrights, Tradenames, etc. Borrower possesses all franchises, patents, copyrights, trademarks, trade names, copyrights, trade secrets, know-how, technology, process, licenses and permits, and rights in respect of the foregoing (“Intellectual Property”), adequate for the conduct of its business as now conducted and as currently proposed to be conducted without conflict with any rights of others, except as set forth in Schedule 4.14. All registered Intellectual Property of Borrower or used in its business is listed on Schedule 4.14.

SECTION 4.15         Security Interests. Lenders have a legal, valid, first priority security interest in the Loan Collateral, which Lenders may perfect, and the Loan Collateral is free and clear of all other Liens whatsoever.

SECTION 4.16         Financial Statements. Borrower’s year-end reviewed financial statements for its fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and the financial statements prepared by Borrower for the five months ended May 31, 2017 are true and correct, were prepared in accordance with GAAP (except that the interim financial statements are subject to normal year-end adjustments, and except for any calculations of EBITDA) consistently applied throughout the applicable periods, and present fairly the financial condition of Borrower as of such dates and the results of its operations and cash flows for the periods then ended. All of the depreciable assets, including all equipment, are valued on the financial statements at their respective depreciated book value or, if lower, their fair market value. The financial forecasts furnished to Lenders by Borrower have been prepared based upon information and assumptions prepared in good faith by Borrower; all material assumptions reflected in such forecasts are clearly set forth therein; the information and assumptions set forth therein are accurate and reasonable as of the date hereof and represent a reasonable range of possible results in light of Borrower’s present and foreseeable conditions and the intentions of Borrower’s management; and, Borrower has no knowledge that any such assumptions are inaccurate or that the results reflected in the forecasts are not reasonably attainable.

SECTION 4.17          No Undisclosed Liabilities. Except for (a) the liabilities reflected on, and to the extent adequately accrued or reserved against in, its balance sheets and (b) the liabilities set forth in Schedule 4.17, to the knowledge of the undersigned, Borrower has no liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise, and whether or not of a nature required to be disclosed or reserved against in a balance sheet prepared in accordance with GAAP or Borrower’s historic accounting practices).

SECTION 4.18         Governmental Authority. To the knowledge of the undersigned, Borrower has received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct its business. No investigation or proceeding against or with respect to Borrower which, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval of Borrower is pending or, to the knowledge of Borrower, threatened, except as expressly set forth herein.

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SECTION 4.19         Affiliate Transactions. Except as set forth on Schedule 4.19, Borrower is not a party to any contracts or agreements with any of its Affiliates, and each such contract or agreement is on terms and conditions which are no less favorable to Borrower than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other. Except as set forth on Schedule 4.19, no current or former director, officer, employee or stockholder of Borrower (or any member of their immediate family or any of their Affiliates) is currently, or within the past year has been, a party to any transaction with Borrower (including but not limited to any contract, agreement or other arrangement providing for the furnishing of services by or rental of real or personal property from or otherwise requiring payments to any such manager, director, officer, employee or member), except for employment arrangements for the payment of cash compensation in the ordinary course of the business. No current manager, director, officer, employee or owner of Borrower is the direct or indirect owner of any interest in any corporation, firm, association or Person that is a competitor of Borrower.

SECTION 4.20         ERISA. To the knowledge of the undersigned, Borrower and anyone under common control with Borrower under Section 4001(b) of ERISA is in compliance with the applicable provisions of ERISA and: (a) no “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (b) no “reportable event” as defined in Section 4043 of ERISA has occurred; (c) no “accumulated funding deficiency” as defined in Section 302 of ERISA (whether or not waived) has occurred; (d) there are no unfunded vested liabilities of any Employee Plan administered by Borrower; and (e) Borrower or the plan sponsor has timely filed all returns and reports required to be filed for each Employee Plan.

SECTION 4.21         Taxes. Borrower has filed all federal, state, foreign and local tax returns which were required to be filed, except those returns for which the due date has been validly extended. Borrower has paid or made provisions for the payment of all taxes, assessments, fees and other governmental charges owed, and no tax deficiencies have been proposed, threatened or assessed against Borrower.

SECTION 4.22         Brokerage. If any broker, agent or finder acted on behalf of any Borrower, the fees and expenses of such broker, agent or finder are the responsibility of and will be paid by Borrower.

SECTION 4.23         Employees. (a) No Borrower nor any of its employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of Borrower and (c) there are no strikes, slowdowns, work stoppages or controversies pending or threatened between Borrower and their respective employees. Except as set forth on Schedule 4.23, Borrower is not party to an employment contract other than employee confidentiality agreements, invention agreements, non-competition agreements and offer letters in the ordinary course of business.

SECTION 4.24         Insurance. Schedule 4.24 accurately summarizes all of the insurance policies or programs of Borrower. All such policies are in full force and effect, and to the knowledge of the undersigned, underwritten by financially sound and reputable insurers and sufficient for all applicable requirements of law.

SECTION 4.25         Material Contracts. Borrower has provided to Lenders accurate and complete copies of all of the following agreements or documents to which it is subject as of each Closing Date (and each such agreement or document is listed in Schedule 4.25): (i) supply agreements and purchase agreements not terminable by Borrower within thirty (30) days following written notice issued by Borrower and involving transactions in excess of $100,000 per annum and with a remaining term of one year or longer; (ii) leases of equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $100,000 per annum; and (iii) instruments and documents evidencing any Indebtedness with a remaining principal balance of $100,000 or more following the applicable Closing Date; and (iv) instruments and agreements evidencing an obligation to issue any equity securities, warrants, rights or options to purchase equity securities of Borrower (collectively, the “Material Contracts”). Each of the Material Contracts is in full force and effect and Borrower is not in violation of or in default under any Material Contract to which it is a party or by which its assets are subject or bound.

SECTION 4.26         Deposit Accounts. Schedule 4.26 hereto lists all banks, other financial institutions at which Borrower maintains deposit accounts or securities accounts as of each Closing Date, and identifies the name, address and telephone number of each such financial institution or securities intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

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SECTION 4.27         Locations. As of each Closing Date, Borrower has places of business or maintains its assets at the locations (including third party locations) set forth on Schedule 4.27 hereto, and Borrower’s chief executive office is set forth on Schedule 4.27 hereto. Schedule 4.27 hereto further specifies whether each location, as of such Closing Date, (a) is owned by Borrower, or (b) is leased by Borrower from a third party, and, if leased by Borrower from a third party, if a Landlord’s Waiver has been requested. As of each Closing Date, Schedule 4.27 hereto correctly identifies the name and address of each third party location where assets of the Borrower is located.

SECTION 4.28         Inventory. Except for inventories which have been reserved or written off on Borrower’s books in the ordinary course of business and consistent with past practice, Borrower’s inventories of raw materials, work-in-process and finished goods are in saleable condition (and with respect only to finished goods, conform with Borrower’s applicable specifications and warranties), are not obsolete or slow moving, and are usable or saleable without markdown or discount in the ordinary course of business. All finished goods inventory has been produced in compliance with Borrower’s and its customers’ quality control and safety requirements and procedures. Except as set forth in Schedule 4.28, Borrower has no liability or obligation, except for liabilities and obligations arising from Borrower’s warranty obligations, with respect to the return of inventory in the possession of any third parties. Except as set forth in Schedule 4.28, none of the inventory of Borrower is held by any Person other than Borrower or held on consignment or consigned to or from any third party.

SECTION 4.29         Customer Warranties. Except as set forth on Schedule 4.29, Borrower has not given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by Borrower. Except as set forth on Schedule 4.29, Borrower has not incurred any loss in excess of $25,000, as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed, or delivered by Borrower, whether such loss is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any law, or otherwise. Borrower has not received notice that a governmental authority has alleged that any product designed, manufactured, sold, leased, licensed, or delivered by Borrower is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such governmental authority. Since January 1, 2014, no Borrower has received any notice of recall (written or oral) of any such product from any governmental authority. Since January 1, 2014, no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall.

SECTION 4.30         Real Property. Borrower owns no real property. Schedule 4.30 is a true and complete list of all real property leased by Borrower, including each lease entered into with respect to such real property. All such leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease any default by Borrower or to Borrower’s knowledge, the respective landlord, or any event that, with notice or lapse of time or both, would constitute a default.

SECTION 4.31         Limitations on Competition. Borrower is not a party to any written or oral contract which limits its right to freely engage in any line of business related or similar to its business, or to freely compete with any person anywhere in the world.

SECTION 4.32         Accounts Receivable. All of Borrower’s accounts receivable, notes and notes receivable, including all rights of Borrower to payment for services rendered or goods supplied to customers, are (a) for sales actually made or services actually performed, and (b) reflected on Borrower’s books and records in accordance with the Borrowers standard practices in the ordinary course of business. There is no contest, claim or right of set-of, other than returns in the ordinary course of business, under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. All sales made by Borrower have been made in the ordinary course of business.

SECTION 4.33         Reliance on Representations. All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by a Lender or on a Lender’s behalf.

SECTION 4.34         Knowledge. As used herein, “to the knowledge of the undersigned” or the “knowledge” of the Borrower or Stockholder shall mean the knowledge of Ron L. Wilson II, Garrett Potter, and Matthew Paulson, on behalf of Borrower, each in his role as officers and shareholders of the Borrower, respectively, after reasonable inquiry, without personal liability.

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ARTICLE 5. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until the Loans and all other amounts due under this Agreement have been paid in full, unless Lenders shall otherwise give prior written consent, Borrower shall perform all covenants contained in this Article 5:

SECTION 5.1            Financial Statements and Other Reports. Borrower shall furnish to Lenders:

(a)             as soon as available, and in any event no later than the last day the following calendar month, a copy of the balance sheet of Borrower as of the last day of the preceding month and the statements of income, retained earnings, cash flows and written management description (in reasonable detail) on Borrower for the month and for the fiscal year to date period then ended, each in reasonable detail, prepared by Borrower in accordance with GAAP (subject to the absence of footnote disclosures and normal year end adjustments) and certified to by its chief financial officer or another officer of Borrower acceptable to Lenders (collectively, the “Monthly Financial Statements”);

(b)             as soon as available, and in any event no later than 120 days after the last day of each fiscal year of Borrower, a copy of the audited balance sheet of Borrower as of the last day of the fiscal year then ended and the audited statement of income, statement of retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, showing in comparative form the figures for the previous fiscal year, accompanied in the case of the financial statements by an unqualified opinion of an independent public accountant firm of recognized standing, selected by Borrower and reasonably satisfactory to Lenders, to the effect that such financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the financial condition of Borrower as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c)             within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof and all reports rendered by such accountants to Borrower’s management;

(d)             promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Borrower (or any member thereof) or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Borrower (or any member thereof), or its business;

(e)             as soon as available, and in any event no later than 30 days after the end of each fiscal year of Borrower, a copy of Borrower’s operating and financial budgets for the following fiscal year, such operating and financial budgets to show Borrower’s projected balance sheet and statements of income, retained earnings and cash flows, each on a monthly basis, such business plan to be in reasonable detail prepared by Borrower and in form reasonably satisfactory to Lenders (which shall include, without limitation, a summary of all material assumptions made in preparing such business plan); and

(f)              as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of Borrower, a written certificate (“Compliance Certificate”) signed by the chief financial officer of Borrower or another officer of Borrower acceptable to Lenders to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during such period or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower to remedy the same.

SECTION 5.2            Existence. Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its existence, in accordance with its organizational documents (as the same may be amended from time to time) and (ii) the rights (charter and statutory), licenses and franchises of Borrower: provided, however, that Borrower shall not be required to preserve any such right, license or franchise, if Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower, taken as a whole, and that the loss thereof is not adverse in any material respect to Lenders.

SECTION 5.3            Payment of Obligations. Borrower shall pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, including without limitation all assessments, governmental charges and taxes, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower.

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SECTION 5.4            Compliance with Laws, Etc.

(a)             Borrower shall comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to Borrower. Borrower shall deliver to Lenders, within 30 days after the end of each fiscal quarter, an Officers’ Certificate stating that a review of the activities of Borrower during the preceding fiscal quarter has been made under the supervision of the signing Officers with a view to determining whether Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if an Event of Default shall have occurred, describing all such Events of Default of which he or she may have knowledge and what action Borrower is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on a Loan is prohibited or if such event has occurred, a description of the event and what action Borrower is taking or proposes to take with respect thereto.

(b)             So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 5.1 above shall be accompanied by a written statement of Borrower’s independent public accountants that in making the examination necessary of such financial statements, nothing has come to their attention that would lead them to believe that Borrower has violated any provisions of Article 5, 6 or 7, hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)             Borrower shall, so long as any portion of a Loan is outstanding, deliver to Lenders, forthwith upon any Officer becoming aware of any Event of Default, an Officers’ Certificate specifying such Event of Default and what action Borrower is taking or proposes to take with respect thereto.

SECTION 5.5            Maintenance of Accurate Records, Etc. Borrower shall maintain proper books of records and accounts, in which full, true and correct entries consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower.

SECTION 5.6            Lender Meeting; Observer. Borrower will participate in a meeting with Lenders not less than once during each month to be held at a location and a time selected by Borrower and reasonably acceptable to Lenders, which Lenders may attend by telephone. The Chief Executive Officer and Chief Financial Officer of Borrower shall attend the monthly meeting. Lenders collectively will be permitted to send up to two representatives to all meetings of the board of directors of Borrower, and Borrower shall pay the reasonable out-of-pocket expenses incurred in connection with attending such meetings. Borrower shall provide Lenders a schedule of at least three meetings of the board of directors of Borrower during each calendar year.

SECTION 5.7            Inspection. Borrower shall permit representatives of Lenders, from time to time, as often as may be reasonably requested, during normal business hours, to visit and inspect the properties and assets of Borrower, inspect and make extracts from its books and records, and discuss with its Officers, its employees and its accountants, Borrower’s business, assets, liabilities, financial condition, business prospects and results of operations.

SECTION 5.8            Notice. Borrower shall promptly give written notice to Lenders of: (a) the occurrence of any Default or Event of Default of which Borrower has knowledge; (b) the occurrence of any event which Borrower believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect; and (c) any default or event of default by Borrower under any Indebtedness, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.

SECTION 5.9            Further Assurances. Borrower shall promptly execute and deliver or cause to be executed and delivered to a Lender within a reasonable time following such Lender’s request, and at the expense of Borrower, such other documents or instruments as Lender may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

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SECTION 5.10         Monitoring Fee. Borrower shall pay to Black Oak Capital Management II, LLC an annual monitoring fee of $50,000 (the “BOCM II Monitoring Fee”) so long as any portion of the First Loan or the Second Loan is outstanding. The BOCM II Monitoring Fee shall be payable monthly, with the first installment due on September 1, 2016, and continuing on the first day of each calendar month thereafter in equal installments of $4,166.67. Borrower shall pay to bocm3, LLC an annual monitoring fee of $10,000 (the “bocm3 Monitoring Fee”) so long as any portion of any Remaining Loan is outstanding. The bocm3 Monitoring Fee shall be payable monthly, with the first installment due on the first day of the calendar month following the making of the first Remaining Loan, and continuing on the first day of each calendar month thereafter in equal installments of $833.33.

SECTION 5.11         Insurance. Borrower shall keep insured, with good and responsible insurance companies, all insurable property owned by it which is of a character usually insured by Persons similarly situated and operating like properties against loss or damage from such hazards and risks, and in such amounts, as are insured by persons similarly situated and operating like properties; and insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Borrower shall cause Lenders to be named as “additional insured” or “lender’s loss payee”, as applicable, on each of its liability and property insurance policies, and shall provide each Lender with certificates in a manner acceptable to such Lender.

SECTION 5.12         Cash Balance. Borrower shall maintain a cash balance at all times of at least $250,000.00.

SECTION 5.13         EBITDA. As of December 31, 2018, Borrower shall have had positive EBITDA in the preceding twelve calendar months.

SECTION 5.14         Future Funding Rights. Each Lender shall have the right, in preference to any other financing source, to fund any future debt financing requirements of Borrower, subject to the terms and conditions of this Section 5.14. If Borrower desires to obtain Indebtedness for borrowed money (“Future Financing”), including without limitation through the issuance of debt securities or equity securities having attributes of indebtedness such as interest payment and priority in liquidation, Borrower shall first prepare and deliver to Lenders a commitment letter or term sheet from a bona fide capital provider or group of capital providers setting forth the proposed terms of such financing (the “Financing Proposal”). Each Lender shall have five (5) Business Days from the receipt of such Financing Proposal to agree in writing to provide all of such Future Financing on the terms and subject to the conditions contained in the Financing Proposal by delivering written notice of such agreement (an “Acceptance”) to Borrower prior to the expiration of such five (5) Business Day period. The Future Financing may be funded between the Lenders as agreed by the Lenders. To the extent that neither Lender delivers an Acceptance with respect to the entire Future Financing within such five (5) Business Day period, Borrower may obtain such Future Financing from any other financing source on substantially the terms set forth in the Financing Proposal. If Borrower desires to obtain Future Financing on terms substantially different from those set forth in the Financing Proposal, Borrower must first deliver such terms to Lenders as a new Financing Proposal subject to this Section 5.14. Notwithstanding the foregoing, the rights of Lenders and the obligations of Borrower set forth in this Section 5.14 shall not apply to a refinancing of the Obligations following the occurrence and during the continuance of an Event of Default.

SECTION 5.15         Executive Employment Agreements. Borrower has entered into written agreements with all of its senior executives that are Stockholders prohibiting competition with Borrower.

SECTION 5.16         Additional Equity. Borrower shall use commercially reasonable efforts to sell at least $3,000,000.00 of equity in Borrower on or before September 30, 2018.

ARTICLE 6. NEGATIVE COVENANTS

Borrower covenants and agrees that until the Loans and the Notes and all amounts due under this Agreement at the time of such termination or payment have been paid in full, unless each Lender shall otherwise give prior written consent, Borrower shall perform all covenants in this Article 6:

SECTION 6.1            Indebtedness. Borrower shall not, directly or indirectly, create, incur, assume, or otherwise become directly or indirectly liable with respect to, any Indebtedness other than (i) Indebtedness under this Agreement, or (ii) Indebtedness incurred in the ordinary course of Borrower’s operations, consistent with past practice, in an aggregate amount less than $100,000.

SECTION 6.2            Transactions with Affiliates. Borrower shall not, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or make loans or advances to any holder or holders of any of the Capital Stock of Borrower, or with any Affiliate of Borrower, on terms that are less favorable to Borrower, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate.

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SECTION 6.3            Restricted Payments. Borrower shall not: (i) declare or make, or agree to pay or make, directly or indirectly, any distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, to any owner of a beneficial or other interest in Borrower, (ii) redeem, purchase, retire or otherwise acquire for value any such beneficial or other interest in Borrower or other Person or (iii) set aside or otherwise segregate any amounts for any such purpose. The foregoing shall not prohibit employee bonuses, option grants and compensation approved by the Board of Directors of Borrower (unless otherwise specifically limited by this Agreement).

SECTION 6.4            Merger, Consolidation, or Sale of Assets. Borrower shall not enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Capital Stock, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a)             inventory leased or sold in the ordinary course of business;

(b)             obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful in the conduct of Borrower’s business; and

(c)             the sale or disposition of securities and other cash equivalents in the ordinary course of business.

SECTION 6.5            Successor Entity Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Borrower in accordance with the provisions hereof, the successor entity formed by such consolidation or into or with which Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to “Borrower” shall refer instead to the successor entity and not to Borrower), and may exercise every right and power of Borrower under this Agreement with the same effect as if such successor Person had been named as Borrower herein: provided, however, that the predecessor company shall not be relieved from the obligation to pay the principal of and interest on the Loans.

SECTION 6.6            Changes of Control. Borrower shall not consummate a Change of Control.

SECTION 6.7            Limitation on Salaries. Borrower shall not, directly or indirectly, raise the salaries, benefits or other compensation of any of its officers by more than 10% per annum or other employees by more than 25% per annum over the salaries set forth in Schedule 6.7.

SECTION 6.8            Limitation on Liens. Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom.

SECTION 6.9            Amendments of Certain Documents. Borrower shall not amend Borrower’s Articles of Incorporation (except to facilitate this Transaction), bylaws or Stockholders’ Agreement, if any, all of which are attached as Exhibit C, except the proposed Articles of Incorporation attached as Exhibit D.

SECTION 6.10         Restrictions on Additional Indebtedness. Borrower will not create or suffer to exist any Indebtedness which is senior in right of payment to or pari passu with the Loans.

ARTICLE 7. EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur and be continuing:

SECTION 7.1            Failure to Make Payments When Due. (i) Failure to pay any principal of the Loans when due, whether at the Note Maturity Date, by acceleration, by notice of prepayment, by operation of Section 2.3 or otherwise; or (ii) failure to pay any interest on the Loans or any other amount due under this Agreement, and such default continues for a period of five (5) days after receipt of written notice; or

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SECTION 7.2            Default in Other Agreements. Failure of Borrower to pay when due any principal of or interest on any Indebtedness in excess of $5,000 in principal outstanding and the expiration of any applicable grace periods or waivers, and if no such grace period is specified, then within five (5) Business Days; or

SECTION 7.3            Breach of Certain Covenants and Agreements. Failure of Borrower to perform or comply with (a) any term or condition contained in Section 2.3(a), or Article 6, or (b) in any material respect with any other term contained in this Agreement, and (1) in the case of clause (a), such failure shall not have been remedied or waived within fifteen (15) days after receipt of written notice from a Lender of such default (other than any occurrence described in the other provisions of this Article 7 for which a different grace or cure period is specified or which constitutes an immediate Event of Default), and (2) in the case of clause (b), such failure shall not have been remedied or waived within thirty (30) days after receipt of written notice from a Lender of such default (other than any occurrence described in the other provisions of this Article 7 for which a different grace or cure period is specified or which constitutes an immediate Event of Default), or the failure to deliver Monthly Financial Statements within 30 days following the end of any calendar month; or

SECTION 7.4            Breach of Warranty. Any representation or warranty made by Borrower in any Loan Document or in any statement or certificate affirming representations or warranties given in any Loan Document given by Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of when made; or

SECTION 7.5            Involuntary Bankruptcy; Appointment of Receiver, Etc. (a) A court having jurisdiction shall enter a decree or order for relief in respect of Borrower in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed: or any other similar relief shall be granted and remain unstayed under any applicable federal or state law; or (b) an involuntary case is commenced against Borrower under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or a decree or order of a court having, jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or over all or a substantial part of any of its property, shall have been entered, or an interim receiver, trustee or other custodian of Borrower or all or a substantial part of its property is involuntarily appointed, or a warrant of attachment, execution or similar process is issued against any substantial part of the property of Borrower and the continuance of any such events in this clause (b) for sixty (60) days unless dismissed, bonded, stayed, vacated, or discharged; or

SECTION 7.6            Voluntary Bankruptcy; Appointment of Receiver, Etc. Borrower shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property: the making by Borrower of any assignment for the benefit of creditors the admission by Borrower in writing of its inability to pay its debts as such debts become due; or Borrower (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

SECTION 7.7            Judgments and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving in any individual case or in the aggregate at any time an amount in excess of $25,000 (not covered by insurance) shall be entered or filed against Borrower or any of its assets by a final, nonappealable order of a court of competent jurisdiction, shall remain outstanding, undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days following such entry or filing; or

SECTION 7.8            Agreements. Any material provision of any Loan Document shall cease to be a valid and binding obligation against Borrower or Borrower shall so state in writing.

THEN (i) upon the occurrence of any Event of Default described in the foregoing Section 7.5 or 7.6 but expressly excluding the other Events of Default in this Article VII), the unpaid principal amount of and accrued interest on the Loans shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligations of Lenders hereunder shall, thereupon terminate, and (ii) upon the occurrence of any other Event of Default, Lenders may, by written notice to Borrower, declare the Loans to be, and the same shall forthwith become, due and payable, as specified below, together with accrued interest thereon.

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ARTICLE 8. MISCELLANEOUS

SECTION 8.1            Participations in Loans and Notes.

(a)             Provided that there is no “Change in Control of Lender”, each Lender shall have the right at any time, to sell, assign, transfer, or negotiate all or any part of the Loans or Notes to one or more other Persons. In the case of any sale, assignment, transfer, or negotiation of all or part of the Loans or Notes as authorized under this Section 8.1(a), the assignee, transferee, or recipient shall have, to the extent of such sale, assignment, transfer, or negotiation, the same rights, benefits, and obligations as it would if it were a Lender with respect to the Loans or Notes. As used in this Section 8.1(a), “Change in Control of Lender” shall mean the failure of First Senior Lender to be controlled or managed by Black Oak Capital Management II, LLC or its Affiliates or the failure of Second Senior Lender to be controlled or managed by bocm3, LLC or its Affiliates.

(b)             Subject to Section 8.1(a) above, each Lender may grant participations in all or any part of a Loan or Note to one or more Persons.

(c)             In connection with any sales, assignments, or transfers of a Loan or Note referred to in Section 8.1(a), the applicable Lender shall give notice to Borrower of the identity of such parties and obtain agreements from the purchasers, assignees and transferees, as the case may be (the “Assignees”), that all information given to such parties will be held in strict confidence pursuant to a confidentiality agreement reasonably satisfactory to Borrower. Borrower shall maintain a register on which it will record the name and address of each Lender and all Assignees and shall be entitled to treat the holder or holders of record as a Lender for all purposes hereunder.

(d)             In the event of an assignment by a Lender, or any subsequent assignment, the term “Lender” herein shall be deemed to refer to each such Lender, the term “Note” shall be deemed to refer to each “Note”, and any action requiring the consent of Lenders shall be deemed to require the consent of Persons holding in excess of 50% of the outstanding principal amount of the applicable Note.

SECTION 8.2            Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly: (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents, and of Borrower’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (ii) the reasonable fees, expenses, and disbursements of counsel, accountants and other third-party consultants to any Lender in connection with the negotiation, preparation, execution, and administration of the Loan Documents, and the Loans hereunder, and any amendments and waivers hereto or thereto (other than assignments of, or sales of participants in, a Note pursuant to Section 8.1) and each Lender’s fees incurred in connection with qualifying to do business in California; and (iii) after the occurrence of an Event of Default, all costs and expenses (including reasonable attorneys’ fees) incurred by a Lender in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under a Note by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a workout, or any insolvency or bankruptcy proceedings. Expenses incurred by Borrower in connection with clauses (i) and (ii) above shall not exceed $40,000.00 in connection with the First Loan only and shall be paid from the proceeds of, and conditioned upon the Closing of the First Loan, and expenses incurred in connection with drafting this Agreement shall not exceed $15,000.00.

SECTION 8.3            Indemnity. In addition to the payment of expenses pursuant to the terms and conditions of Section 8.2 hereof, whether or not the transactions contemplated hereby shall be consummated, Borrower (an “Indemnitor”) agrees to indemnify, pay, and hold each Lender and any holder of a Note, and the officers, directors, employees, agents, and Affiliates of each Lender and such holders (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation the reasonable fees and disbursements of one counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the other Loan Documents, each Lender’s agreement to make the Loans or the use or intended use of the proceeds of the Loans hereunder (the “Indemnified Liabilities”). Each Indemnitee shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge: provided, that any failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) the Indemnitor is prejudiced, The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event, the Indemnitor shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee there are one or more material defenses available to the Indemnitee which are not available to the Indemnitor. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any Law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment, and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. Notwithstanding the foregoing, Indemnitor shall not be responsible for any Indemnified Liabilities to the extent caused by or arising out of the gross negligence or intentional misconduct of the Indemnitees.

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SECTION 8.4            Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of a Note, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of all Borrower and holders of Persons holding in excess of 50% of the outstanding principal amount of the applicable Loan; provided that no amendment, modification, waiver, or consent shall, unless in writing and signed by all Lenders, any of the following: (a) increase or subject a Lender to any additional obligations; (b) reduce the principal of, or interest on a Note or any fees, premiums, or other amounts payable hereunder; (c) postpone any date fixed for any payment of principal of, or premium or interest on, a Note or any fees or other amounts payable hereunder; or (d) amend this Section 8.4. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to, any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver, or consent effected in accordance with this Section 8.4 shall be binding upon each holder of a Note at the time outstanding and each future holder of a Note.

SECTION 8.5            Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by, any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

SECTION 8.6            Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or via electronic mail (provided notice is sent in hard copy via one of the afore-mentioned methods within one (1) Business Day after electronic mail). Such notices, demands and other communications will be sent to the address indicated below:

To Borrower:

Hylete, Inc.

564 Stevens Ave,
Solana Beach, CA 92075

Attention: CFO

Email: gpotter@hylete.com

With a copy (which shall not constitute notice to Borrower) to:

The Opus Law Firm

662 Encinitas Blvd., Suite 248

Encinitas, CA 92024

Attention: Justin White

Email: Justin@opus.attorney

To Lender:

Black Oak-Hylete-Senior Debt, LLC

c/o Black Oak Capital Management II, LLC

175 South Main Street, Suite 1030

Salt Lake City, Utah 84111

Attention: Gregory D. Seare

Email: greg@blackoakcp.com

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Bocm3-Hylete-Senior Debt, LLC

c/o bocm3, LLC

175 South Main Street, Suite 1030

Salt Lake City, Utah 84111

Attention: Gregory D. Seare

Email: greg@blackoakcp.com

With a copy (which shall not constitute notice to Lender) to:

Michael Best & Friedrich LLP

6995 Union Park Center, Suite 100

Salt Lake City, Utah 84047

Attention: Stuart Fredman

Email: safredman@michaelbest.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided, that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, or sent by nationally recognized overnight courier or sent via electronic mail (provided notice is sent in hard copy via one of the afore-mentioned methods within one (1) Business Day after electronic mail) or (ii) on the third Business Day following the date on which the piece of mail containing such communication is posted if sent by certified or registered mail.

SECTION 8.7            Survival of Warranties and Certain Agreements.

(a)             All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of each Note and shall continue (but, with respect to representations and warranties, such representations and warranties are made only as of the date when made pursuant to Section 4) until repayment of the Notes and the Obligations in full; provided, that if all or any part of such payment is set aside, the representations and warranties in the Loan Documents shall continue as if no such payment had been made.

(b)             Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 8.2 and 8.3 shall survive the payment of each Loan and Note and the termination of this Agreement for a period of one (1) year.

SECTION 8.8            Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Lender or any holder of a Note in the exercise of any power, right or privilege hereunder or under a Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or a Note are cumulative to and not exclusive of, any rights or remedies otherwise available.

SECTION 8.9            Severability. In case any provision in or obligation under this Agreement or a Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 8.10         Headings. Section and subsection headings in this Agreement are included herein far convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 8.11         Applicable Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF UTAH WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. BORROWER AND LENDERS HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF. Each party hereto hereby irrevocably submits and consents to the exclusive venue and jurisdiction of the state and federal courts located in the County of Salt Lake, State of Utah and waives any objection it may now or hereafter have to venue or to convenience of forum with respect to any matter arising out of this Agreement, the Notes or the Loans. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions.

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SECTION 8.12         Successors and Assigns; Subsequent Holders of a Note. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of each Lender. The terms and provisions of this Agreement and all other certificates delivered pursuant to Section 3 shall inure to the benefit of any assignee or transferee of a Note pursuant to Section 8.1(a), and in the event of such transfer or assignment, the rights and privileges herein conferred upon Lender shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Borrower’s rights or any interest therein hereunder may not be assigned without the written consent of each Lender.

SECTION 8.13         Counterparts; Effectiveness. This Agreement and any amendments, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and written or electronic notification of such execution and authorization of delivery thereof has been received by Borrower and each Lender.

SECTION 8.14         Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof, including, without limitation, the Original Agreement.

SECTION 8.15         Attorneys’ Fees. In any action brought to enforce any provision(s) of this Agreement, in addition to any other relief granted, the substantially prevailing party shall recover its costs of enforcement, including without limitation costs and actual attorneys’ fees incurred therein.

SECTION 8.16         Representations and Warranties of Lender. Each Lender is a limited liability company duly organized and existing in good standing under the laws of Utah. Each Lender has the necessary power and authority to make the Loans and is duly qualified as a foreign entity and in good standing in all states in which it is required to be so qualified. Each Lender has obtained the requisite vote of holders of Persons holding in excess of 50% of the outstanding principal amount of the applicable Loan, and has taken or will take all action necessary, to execute, deliver and perform its obligations under the Loan Documents. To the knowledge of each Lender, the execution, delivery, and performance by such Lender under the Loan Documents and sale of interests in such Lender and in the Loans, and compliance with the terms and provisions hereof or thereof will not contravene or conflict with any provision of Law to which any such Person is subject or any judgment, license, order, or permit, applicable to such Person, or any contractual obligations of such Person, or violate any provision of the charter, bylaw or other organizational document of such Person. No consent, approval, authorization, or order of any governmental authority or other Person is required in connection with the consummation of the Transactions, except for such required consents, approvals, and authorizations which have been obtained by such Lender or permanently waived in writing.

[Signature page follows]

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IN WITNESS WHEREOF the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

HYLETE, INC.

By: _________________________
Name:_______________________
Title:________________________

BLACK OAK-HYLETE-SENIOR DEBT, LLC

By: _________________________
Name:_______________________
Title:________________________

BOCM3-HYLETE-SENIOR DEBT, LLC

By: _________________________
Name:_______________________
Title:________________________

STOCKHOLDERS

Ronald L. Wilson, II

__________________________

Matthew L. Paulson

_________________________

[Signature page to First Amended and Restated Senior Credit Agreement of Hylete, Inc.]

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EXHIBIT A

FORM OF NOTE

$__________	______ __, 201_	Salt Lake City, Utah

FOR VALUE RECEIVED, the undersigned, Hylete, Inc., a California corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of [Black Oak-Hylete-Senior Debt, LLC], a Utah limited liability company (“Lender”), at the offices of Lender at its address at 175 South Main Street, Suite 1030, Salt Lake City, Utah, 84111, or at such other place as Lender may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of ____________ Dollars and No Cents ($___________) pursuant to Section 2.1 of the First Amended and Restated Senior Credit Agreement (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified the “Credit Agreement”) dated ________ ___, 2017, by and between Borrower and Lender, together with any interest thereon in accordance with the Credit Agreement, until paid in full, both before and after judgment. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This Note is issued pursuant to Section 2.1 of the Credit Agreement, and is entitled to the benefit of the Credit Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid. The principal balance of the Note, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by Lender on its books; provided that the failure of Lender to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Upon and after the occurrence of any Event of Default, this Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable. Time is of the essence of this Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

HYLETE, INC.

By: _____________________
Name:___________________
Title:____________________

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EXHIBIT B

FORM OF WARRANT

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EXHIBIT C

BORROWER FORMATION DOCUMENTS

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EXHIBIT D

PROPOSED ARTICLES OF INCORPORATION

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